Exhibit 10.3

WORKSPORT LTD.

RESTRICTED STOCK AWARD

Worksport Ltd., a Nevada corporation (the “Company”), hereby awards a Restricted Stock Award (the “Award”) for unregistered shares of common stock of the Company (the “Restricted Shares”) to the Participant named below. The terms and conditions of this Award are set forth in this cover sheet and the attached Restricted Stock Award Agreement. This cover sheet is incorporated into and a part of the attached Restricted Stock Award Agreement (together, the “Agreement”).

Effective Date of Award: November 11, 2022

Name of Participant: Steven Rossi

Number of Restricted Shares to vest upon the achievement of the milestones set forth in the table below:

Milestone		Number of Restricted Shares
1.	Upon the completion of the Company’s first fiscal quarter in which the Company has revenues of at least $1,000,000, followed by a second quarter with at least $1,000,000 of revenue.	200,000

2.	Upon the consummation of a material accretive acquisition.	The greater of 200,000 restricted shares or the number of restricted shares equal to 3% of the value of the transaction.

3.	Upon the consummation of the spin-off of TerraVis Energy, Inc. on the Nasdaq Stock Market LLC.	200,000

4.	Upon the Company’s facility in Seneca, New York producing 100 tonneau covers per day, over the course of a calendar month, excluding weekends and holidays.	200,000

5.	Upon the Company’s facility in Seneca, New York producing 10 solar tonneau covers per day, over the course of a calendar month, excluding weekends and holidays.	200,000

6.	Upon the consummation of an equity financing or cumulative equity financings with gross proceeds of at least $10,000,000.	200,000

7.	Upon the Company achieving net profitability for two consecutive fiscal quarters.	200,000

8.	Upon the consummation of a spin-off of a subsidiary (other than TerraVis Energy, Inc.) of the Company on The Nasdaq Stock Market LLC.	200,000

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WORKSPORT LTD.

RESTRICTED STOCK AWARD AGREEMENT

Entire Agreement:	This Agreement constitutes the entire understanding between you and the Company regarding this Award of Restricted Stock. Any prior agreements, commitments or negotiations are superseded by this Agreement.

Award of Restricted Stock:	The Company awards you the number of shares of restricted shares of common stock of the Company shown on the cover sheet of this Agreement (the “Shares” or “Restricted Stock”). The Award is subject to the terms and conditions of this Agreement. This Award is not intended to constitute a nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted accordingly.

Vesting:	This Award will vest according to the vesting schedule set forth on the cover sheet hereto.

Dividends:	All dividends whether in cash or in stock, if any, on the Restricted Stock shall also be held in escrow and subject to the same vesting terms and conditions as the Restricted Stock and such dividends shall only be paid to Participant upon vesting of the underlying Shares of Restricted Stock.

No Assignment:	The Shares subject to this Award shall not be sold, anticipated, assigned, attached, garnished, pledged, hypothecated, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. However, this shall not preclude a transfer of vested Shares by will or by the laws of descent and distribution. In addition, pursuant to Company procedures, you may designate a beneficiary who will receive any outstanding vested Shares in the event of your death. Regardless of any marital property settlement agreement, the Company is not obligated to recognize your spouse’s interest in your Award in any way.

U.S. IRS Code Section 83(b) Election:	If you are a U.S. taxpayer, you represent and warrant that you understand the U.S. federal, state and local income tax consequences of the granting of this Restricted Stock Award. Under Section 83 of the Code, the Fair Market Value of the Restricted Stock on the date any forfeiture restrictions applicable to such Restricted Stock lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include surrender to the Company of unvested Restricted Stock as described above. You may voluntarily elect to be taxed at the time the Restricted Stock is acquired to the extent that the Fair Market Value of the Restricted Stock exceeds the amount of consideration paid by you (if any) for such Restricted Stock at that time rather than when such Restricted Stock ceases to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Date of Award. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you as the forfeiture restrictions lapse. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. MOREOVER, YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE A CODE SECTION 83(b) ELECTION.

Voting and Other Rights	Subject to the terms of this Agreement, you shall have all of the rights and privileges of a stockholder of the Company, including the right to vote and to receive dividends (if any).

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Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company Stock of the Company, the number of Shares covered by this Award (even if not vested) will be adjusted. This Award shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Taxes:

You will be solely responsible for payment of any and all applicable taxes associated with this Award.

The delivery to you of any Shares will not be permitted unless and until you have satisfied any withholding or other taxes that may be due. Any such tax withholding obligations may be settled at the discretion of the Committee by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to you as of the vesting date and/or by Shares that have already been owned by you for more than six

(6) months and which are surrendered to the Company. Such withheld or surrendered Shares will be applied to pay the withholding obligation by using the aggregate Fair Market Value of the withheld or surrendered Shares as of the date of vesting. If Shares are withheld, then you will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares.

Legal Compliance:	The Company will not issue any Shares if the issuance of such Shares at that time would violate any law or regulation.

Legends:

The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Company has no obligation to register the Shares under the Securities Act.

All certificates representing the Shares issued under this Award may, where applicable, have endorsed thereon the following legends and any other legends the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

No Retention Rights	Your Award or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity and does replace any written employment or compensation agreement or arrangement between you and the Company. This Award and the Shares subject to the Award are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

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Notices:	Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

Applicable Law:	This Agreement will be interpreted and enforced under the laws of the State of Nevada without reference to the conflicts of law provisions thereof.

Accredited Investor:	The Participant represents that the Participant is an “accredited investor,” as defined under the Securities Act.

Investment Intent:	The Participant represents that it will acquire the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, without prejudice, however, to such Participant’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws.

No Guarantee of Future Value:	The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value after the date of issuance of this Award, the Award could have little or no value.

No tax legal or financial advice:	The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding this Award and the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding this Award and the underlying Shares.

Term:	The term of the award is for ten (10) years, and shall expire on such date if the award has not vested.

Termination:	The Agreement may be terminated by the Company with or without “Cause” defined the occurrence of one or more of the following events:

	●	Your continued refusal or failure to perform (other than by reason of a Disability) your material duties and responsibilities to the Company;
	●	a material breach of your employment agreement with the Company;
	●	willful, grossly negligent or unlawful misconduct which causes material harm to the Company or its reputation;
	●	any conduct engaged in that is materially detrimental to the business or reputation of the Company;
	●	a conviction, plea of guilty, or plea of nolo contendere by Executive, of or with respect to a criminal offense which is a felony or other crime involving dishonesty, disloyalty, fraud, embezzlement, theft or similar action(s) (including, without limitation, acceptance of bribes, kickbacks or self-dealing), or the material breach of Executive’s fiduciary duties with respect to the Company.

Upon this termination by the Company of this Agreement for “Cause” all unvested Shares shall be forfeited.

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IN WITNESS WHEREOF, the undersigned duly authorized officer of Worksport Ltd. has executed this Agreement as of the date first written above.

WORKSPORT LTD.

By:	/s/ William Caragol
Name:	William Caragol
Title:	Compensation Committee Chair

By signing this cover sheet, you agree to all terms and conditions described in the attached Restricted Stock Award Agreement. You specifically acknowledge that you have carefully read the section entitled “Code Section 83(b) Election” and you further acknowledge that you are solely responsible for filing any Code Section 83(b) election and that such election must be filed within thirty (30) days after the Date of Award in order to be effective.

Participant:

/s/ Steven Rossi

Name:	Steven Rossi

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